Cooper Standard Raises Full Year Adjusted EBITDA Guidance
as Second Quarter and First Half Results Exceed Expectations

NORTHVILLE, Mich., July 31, 2025 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the second quarter 2025.

Second Quarter 2025 Highlights
•Gross profit of $93.1 million, an increase of 12.2% vs. the second quarter of 2024
•Operating income of $37.3 million, an increase of 234.5% vs. the second quarter of 2024
•Net loss of $1.4 million, or $(0.08) per diluted share, an improvement of $74.8 million vs. the second quarter of 2024
•Adjusted net income of $1.0 million, or $0.06 per diluted share, an improvement of $12.3 million vs. the second quarter of 2024
•Adjusted EBITDA of $62.8 million, or 8.9% of sales, an increase of $11.9 million vs. the second quarter of 2024

“Through the outstanding effort and commitment of our global team, our operating performance and financial results in the first and second quarters of the year exceeded our plan,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “We expect our execution in the second half to offset the impact of lower light vehicle production volume and ongoing inflationary headwinds. As a result, we are raising our full year adjusted EBITDA guidance.”

Consolidated Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Dollar amounts in millions except per share amounts)
Sales	$706.0	$708.4	$1,373.0	$1,384.8
Net (loss) income	$(1.4)	$(76.2)	$0.2	$(107.9)
Adjusted net income (loss)	$1.0	$(11.3)	$4.5	$(41.9)
(Loss) income per diluted share	$(0.08)	$(4.34)	$0.01	$(6.16)
Adjusted income (loss) per diluted share	$0.06	$(0.64)	$0.25	$(2.39)
Adjusted EBITDA	$62.8	$50.9	$121.5	$80.3
Sales declined by 0.3% in the second quarter due primarily to unfavorable volume and mix, including net customer price adjustments, partially offset by foreign exchange.

Net loss for the second quarter of 2025 was $1.4 million, including restructuring charges of $2.9 million and other special items. Net loss for the second quarter of 2024 was $76.2 million, including restructuring charges of $17.8 million and other special items. Excluding these special items and their related tax impact, adjusted net income was $1.0 million in the second quarter of 2025 compared to adjusted net loss of $11.3 million in the second quarter of 2024, or an improvement of $12.3 million. The year-over-year improvement was primarily driven by increased manufacturing and purchasing efficiency and savings realized from past headcount initiatives. These positive drivers were partially offset by unfavorable volume, mix and price, and ongoing general inflation.

Adjusted EBITDA for the second quarter of 2025 was $62.8 million compared to $50.9 million in the second quarter of 2024. The year-over-year improvement was primarily driven by increased manufacturing and purchasing efficiency and savings realized from past headcount initiatives. These positive drivers were partially offset by unfavorable volume, mix and price, and ongoing general inflation.

Adjusted net income (loss), adjusted EBITDA and adjusted income (loss) per diluted share are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

New Business Awards

The Company continues to leverage its world-class engineering and manufacturing capabilities, its innovation programs and its reputation for quality and service to win new business awards with its OEM customers and capitalize on positive trends associated with hybrid and battery electric vehicles. During the second quarter of 2025, the Company received net new business awards totaling $77.1 million in anticipated future annualized sales. Through the first six months of 2025, the Company has received $132.0 million in net new business awards, primarily related to battery-electric and hybrid vehicle platforms.

Segment Results of Operations

Sales

	Three Months Ended June 30,			Variance Due To:
	2025	2024	Change	Volume/Mix*	Foreign Exchange
	(Dollar amounts in thousands)
Sales to external customers
Sealing systems	$364,368	$364,946	$(578)	$(4,243)	$3,665
Fluid handling systems	322,430	322,742	(312)	(887)	575
* Net of customer price adjustments, including recoveries.

Adjusted EBITDA

	Three Months Ended June 30,			Variance Due To:
	2025	2024	Change	Volume/Mix*	Foreign Exchange	Cost Decreases/(Increases)**
	(Dollar amounts in thousands)
Segment adjusted EBITDA
Sealing systems	$40,345	$35,035	$5,310	$(7,777)	$(61)	$13,148
Fluid handling systems	26,997	16,282	10,715	(7,689)	7,300	11,104
* Net of customer price adjustments, including recoveries.
** Net of savings from 2024 restructuring initiatives.

Additional detail on our quarterly segment variance analyses is available in our periodic filings with the Securities and Exchange Commission.

Cash and Liquidity

As of June 30, 2025, Cooper Standard had cash and cash equivalents totaling $121.6 million. Total liquidity, including availability under the Company's amended senior asset-based revolving credit facility, was $272.8 million at the end of the second quarter of 2025.

Based on current expectations for light vehicle production and customer demand for our products, the Company believes it has sufficient financial resources to support ongoing operations and the execution of planned strategic initiatives for the foreseeable future. These financial resources include current cash on hand, continuing access to flexible credit facilities, and expected future positive cash generation.

Outlook

Our industry and, indeed, the global economy is facing unprecedented uncertainty due to changing trade and tariff policies being implemented or considered by the governments of the United States and other nations. Despite this trade-related uncertainty, the Company believes that the underlying demand for new light vehicle production in its key operating regions remains strong, supported by the age of the existing fleet, increasing population, increasing numbers of newly licensed drivers, and declining vehicle inventories. The Company believes it is well-positioned to manage through tariffs that may be imposed on the products it ships across borders, primarily in North America, but acknowledges that overall light vehicle production volumes may be impacted by changing trade policies. While the uncertainty related to trade and tariff policies make forecasting difficult in the near term, the Company remains confident that the continuing successful execution of its plans and strategies will drive increasing profit margins and returns on invested capital over time as markets stabilize.

Based on our actual results in the first half of the year and our expectations that continuing operational excellence will offset the impact of potential lower light vehicle production volumes in the second half, the Company has adjusted its full year guidance as follows:

	Initial 2025 Guidance[1]		Current 2025 Guidance[1]
Sales	$2.7 - $2.8 billion		$2.7 - $2.8 billion
Adjusted EBITDA[2]	$200 - $235 million		$220 - $250 million
Capital Expenditures	$45 - $55 million		$45 - $55 million
Cash Restructuring	$20 - $25 million		$20 - $25 million
Net Cash Interest	$105 - $115 million		$105 - $115 million
Net Cash Taxes	$30 - $35 million		$25 - $30 million
Key Light Vehicle Productions Assumptions (Units)
North America	15.1	million	14.9	million
Europe	16.6	million	16.7	million
Greater China	30.2	million	31.2	million
South America	3.1	million	3.2	million
1 Guidance is representative of management's estimates and expectations as of the date it is published. Initial guidance was first presented in our earnings press release published on February 13, 2025. Current guidance as presented in this press release considers July 2025 S&P Global production forecasts for relevant light vehicle platforms and models, customers' planned production schedules and other internal assumptions.
2 Adjusted EBITDA is a non-GAAP financial measure. The Company has not provided a reconciliation of projected adjusted EBITDA to projected net income (loss) because full-year net income (loss) will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end. Due to this uncertainty, the Company cannot reconcile projected adjusted EBITDA to U.S. GAAP net income (loss) without unreasonable effort.

Conference Call Details

Cooper Standard management will host a conference call and webcast on August 1, 2025 at 9 a.m. ET to discuss its second quarter 2025 results, provide a general business update and respond to investor questions. Investors and other interested parties may listen to the call by accessing the online, real-time webcast at
https://ir.cooperstandard.com/events.

To participate by phone, callers in the United States and Canada can dial toll-free at 800-836-8184 (international callers dial 646-357-8785) and ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions during Q&A. Participants should dial-in at least five minutes prior to the start of the call.

A replay of the webcast will be available on the investors' portion of the Cooper Standard website (https://ir.cooperstandard.com) shortly after the live event.

About Cooper Standard

Cooper Standard, headquartered in Northville, Mich., with locations in 20 countries, is a leading global supplier of sealing and fluid handling systems and components. Utilizing our materials science and manufacturing expertise, we create innovative and sustainable engineered solutions for diverse transportation and industrial markets. Cooper Standard's approximately 22,000 team members (including contingent workers) are at the heart of our success, continuously improving our business and surrounding communities. Learn more at www.cooperstandard.com or follow us on LinkedIn, X, Facebook, Instagram or YouTube.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: volatility or decline of the Company’s stock price, or absence of stock price appreciation; impacts and disruptions related to the wars in Ukraine and the Middle East; our ability to achieve commercial recoveries and to offset the adverse impact of higher commodity and other costs through pricing and other negotiations with our customers; work stoppages or other labor disruptions with our employees or our customers’ employees; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; competitive threats and commercial risks associated with our diversification strategy; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness and rates of interest; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; significant costs related to manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal and regulatory proceedings, claims or investigations against us; the potential impact of any future public health events on our financial condition and results of operations; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in, or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our ability to identify, attract, develop and retain a skilled, engaged and diverse workforce; our ability to procure insurance at reasonable rates; and our dependence on our subsidiaries for cash to satisfy our obligations.; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Sales	$705,973	$708,362	$1,373,042	$1,384,787
Cost of products sold	612,922	625,422	1,202,813	1,240,204
Gross profit	93,051	82,940	170,229	144,583
Selling, administration & engineering expenses	51,210	52,408	102,401	107,774
Amortization of intangibles	1,710	1,605	3,322	3,266
Restructuring charges	2,852	17,781	4,963	18,914
Operating income	37,279	11,146	59,543	14,629
Interest expense, net of interest income	(28,712)	(28,635)	(57,331)	(57,916)
Equity in earnings of affiliates	1,708	1,302	3,484	3,572
Pension settlement charge	—	(46,787)	—	(46,787)
Other (expense) income, net	(3,667)	(5,129)	5,217	(8,778)
Income (loss) before income taxes	6,608	(68,103)	10,913	(95,280)
Income tax expense	8,081	8,080	10,784	12,211
Net (loss) income	(1,473)	(76,183)	129	(107,491)
Net loss (income) attributable to noncontrolling interests	72	(60)	22	(412)
Net (loss) income attributable to Cooper-Standard Holdings Inc.	$(1,401)	$(76,243)	$151	$(107,903)

Weighted average shares outstanding:
Basic	17,882,361	17,564,015	17,797,933	17,513,076
Diluted	17,882,361	17,564,015	18,058,008	17,513,076

(Loss) income per share:
Basic	$(0.08)	$(4.34)	$0.01	$(6.16)
Diluted	$(0.08)	$(4.34)	$0.01	$(6.16)

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands except share amounts)

	June 30, 2025	December 31, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$121,620	$170,035
Accounts receivable, net	371,256	310,738
Tooling receivable, net	75,387	69,204
Inventories	181,318	142,401
Prepaid expenses	26,186	25,833
Value added tax receivable	56,701	45,120
Other current assets	52,922	41,925
Total current assets	885,390	805,256
Property, plant and equipment, net	534,247	539,201
Operating lease right-of-use assets, net	87,045	87,292
Goodwill	140,729	140,443
Intangible assets, net	31,783	33,805
Other assets	140,517	127,068
Total assets	$1,819,711	$1,733,065

Liabilities and Equity
Current liabilities:
Debt payable within one year	$41,789	$42,428
Accounts payable	356,751	295,178
Payroll liabilities	101,668	103,701
Accrued interest	5,097	5,115
Accrued liabilities	109,097	111,502
Current operating lease liabilities	19,492	18,859
Total current liabilities	633,894	576,783
Long-term debt	1,059,454	1,057,839
Pension benefits	100,120	89,253
Postretirement benefits other than pensions	26,674	26,336
Long-term operating lease liabilities	71,177	71,907
Other liabilities	33,774	44,317
Total liabilities	1,925,093	1,866,435
Equity:
Common stock, $0.001 par value, 190,000,000 shares authorized; 19,699,222 shares issued and 17,633,413 shares outstanding as of June 30, 2025, and 19,392,340 shares issued and 17,326,531 shares outstanding as of December 31, 2024	17	17
Additional paid-in capital	519,562	518,208
Retained deficit	(470,411)	(470,562)
Accumulated other comprehensive loss	(146,784)	(173,432)
Total Cooper-Standard Holdings Inc. equity	(97,616)	(125,769)
Noncontrolling interests	(7,766)	(7,601)
Total equity	(105,382)	(133,370)
Total liabilities and equity	$1,819,711	$1,733,065

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Six Months Ended June 30,
	2025	2024
Operating activities:
Net income (loss)	$129	$(107,491)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	45,027	49,070
Amortization of intangibles	3,322	3,266
Pension settlement charge	—	46,787
Share-based compensation expense	5,481	4,862
Equity in earnings of affiliates, net of dividends related to earnings	(1,515)	(1,995)
Payment-in-kind interest	—	12,367
Deferred income taxes	2,496	915
Other	2,448	2,601
Changes in operating assets and liabilities	(87,819)	(36,594)
Net cash used in operating activities	(30,431)	(26,212)
Investing activities:
Capital expenditures	(25,315)	(28,077)
Proceeds from sale of businesses	2,558	—
Other	—	242
Net cash used in investing activities	(22,757)	(27,835)
Financing activities:
Principal payments on long-term debt	(1,412)	(1,255)
Decrease in short-term debt, net	(1,259)	(264)
Debt issuance costs and other fees	—	(1,403)
Taxes withheld and paid on employees' share-based payment awards	(1,686)	(571)
Net cash used in financing activities	(4,357)	(3,493)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	6,419	(4,580)
Changes in cash, cash equivalents and restricted cash	(51,126)	(62,120)
Cash, cash equivalents and restricted cash at beginning of period	178,697	163,061
Cash, cash equivalents and restricted cash at end of period	$127,571	$100,941

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheets:
	Balance as of
	June 30, 2025	December 31, 2024
Cash and cash equivalents	$121,620	$170,035
Restricted cash included in other current assets	3,843	7,590
Restricted cash included in other assets	2,108	1,072
Total cash, cash equivalents and restricted cash	$127,571	$178,697

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Net new business is a measure not recognized under U.S. GAAP which is a representation of potential incremental future revenue but which may not fully reflect all external impacts to future revenue. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of sales. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt. Net new business reflects anticipated sales from formally awarded programs, less lost business, discontinued programs and replacement programs and is based on S&P Global (IHS Markit) forecast production volumes. The calculation of “net new business” does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA
(Unaudited)
(Dollar amounts in thousands)

The following table provides a reconciliation of EBITDA and adjusted EBITDA from net (loss) income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net (loss) income attributable to Cooper-Standard Holdings Inc.	$(1,401)	$(76,243)	$151	$(107,903)
Income tax expense	8,081	8,080	10,784	12,211
Interest expense, net of interest income	28,712	28,635	57,331	57,916
Depreciation and amortization	24,521	25,873	48,349	52,336
EBITDA	$59,913	$(13,655)	$116,615	$14,560
Restructuring charges	2,852	17,781	4,963	18,914
Gain on sale of businesses, net (1)	—	—	(98)	—
Pension settlement charge (2)	—	46,787	—	46,787
Adjusted EBITDA	$62,765	$50,913	$121,480	$80,261

Sales	$705,973	$708,362	$1,373,042	$1,384,787
Net (loss) income margin	(0.2)%	(10.8)%	—%	(7.8)%
Adjusted EBITDA margin	8.9%	7.2%	8.8%	5.8%
(1)Gain on sale of businesses related to divestiture in 2024.
(2)One-time, non-cash pension settlement charge and administrative fees incurred related to the termination of our U.S. Pension Plan in 2024.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)

The following table provides a reconciliation of net (loss) income to adjusted net income (loss) and the respective (loss) income per share amounts:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net (loss) income attributable to Cooper-Standard Holdings Inc.	$(1,401)	$(76,243)	$151	$(107,903)
Restructuring charges	2,852	17,781	4,963	18,914
Gain on sale of businesses, net (1)	—	—	(98)	—
Pension settlement charge (2)	—	46,787	—	46,787
Tax impact of adjusting items (3)	(428)	398	(539)	323
Adjusted net income (loss)	$1,023	$(11,277)	$4,477	$(41,879)

Weighted average shares outstanding:
Basic	17,882,361	17,564,015	17,797,933	17,513,076
Diluted	17,882,361	17,564,015	18,058,008	17,513,076

(Loss) income per share:
Basic	$(0.08)	$(4.34)	$0.01	$(6.16)
Diluted	$(0.08)	$(4.34)	$0.01	$(6.16)

Adjusted income (loss) per share:
Basic	$0.06	$(0.64)	$0.25	$(2.39)
Diluted	$0.06	$(0.64)	$0.25	$(2.39)
(1)Gain on sale of businesses related to divestiture in 2024.
(2)One-time, non-cash pension settlement charge and administrative fees incurred related to the termination of our U.S. Pension Plan in 2024.
(3)Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred and other discrete tax expense.

Free Cash Flow
(Unaudited)
(Dollar amounts in thousands)

The following table defines free cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net cash used in operating activities	$(15,580)	$(12,013)	$(30,431)	$(26,212)
Capital expenditures	(7,772)	(11,243)	(25,315)	(28,077)
Free cash flow	$(23,352)	$(23,256)	$(55,746)	$(54,289)